    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1999



                                                      REGISTRATION NO. 333-67445

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             THE CHUBB CORPORATION
      (EXACT NAME OF REGISTRANT AND GUARANTOR AS SPECIFIED IN ITS CHARTER)

                    NEW JERSEY                                          13-2595722
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR          (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   ORGANIZATION)

   15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615 (908)
                                    903-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                 HENRY G. GULICK, VICE PRESIDENT AND SECRETARY
                             THE CHUBB CORPORATION
   15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615 (908)
                                    903-3576

                                WITH A COPY TO:
                               FRANCIS J. MORISON
                             DAVIS POLK & WARDWELL
  450 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017     TELEPHONE (212) 450-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 13, 1999


PROSPECTUS

[CHUBB LOGO]

                        1,000,000 SHARES OF COMMON STOCK


                                       OF

                             THE CHUBB CORPORATION

                            ------------------------


     This prospectus relates to our common stock offered under The Chubb Corporation Producer Stock Incentive Program (1998). Each eligible agency or brokerage may use all or a portion of its earned cash commissions to purchase shares under the program.



     In 1999, the purchase price for a share of common stock offered under the program is the average of the high and low prices of our common stock quoted on
the New York Stock Exchange on February   , 1999, less a discount of 20%. We
will describe the purchase price for future purchase dates, if any, in a supplement to this prospectus.



     Our common stock is listed on the New York Stock Exchange under the trading symbol "CB."



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                    The date of this prospectus is --, 1999.

                            ------------------------
                               TABLE OF CONTENTS
                            ------------------------


                                                              PAGE
Summary.....................................................   3]
The Chubb Corporation.......................................    5
Use of Proceeds.............................................    5
The Program.................................................    5
1999 Terms..................................................    9
Description of the Capital Stock............................    9
Plan of Distribution........................................   12
Experts.....................................................   12
Legal Matters...............................................   13
Where You Can Find More Information.........................   13


                            ------------------------

                                    SUMMARY



     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the information and financial statements we refer you to in the section "Where You Can Find More Information" appearing at the end of this document. In this prospectus, "Chubb," "we," "us" and "our" refer to The Chubb Corporation and, where appropriate, its subsidiaries. The terms "you," "yours," "agency" and "agencies" refer to independent insurance agencies and brokerages that have incentive cash commission contracts directly with us to promote and sell our insurance.



THE CHUBB CORPORATION



     We are a holding company with subsidiaries primarily engaged in the property and casualty insurance business. We provide insurance coverages principally in the United States, Canada, Europe, and parts of Australia, Latin America and the Far East.



     Our principal executive office is located at 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and our telephone number is (908) 903-2000.



THE CHUBB CORPORATION PRODUCER STOCK INCENTIVE PROGRAM (1998)



  Eligibility





     An agency is eligible to purchase shares on a purchase date if it has:



          (1) earned $10,000 or more in incentive cash compensation for the calendar year preceding that purchase date; and



          (2) been selected for participation on that purchase date by the program committee.



     Eligible agencies are under no obligation to participate in the program. If an eligible agency does not want to participate, it will receive its earned incentive cash compensation in cash as it has in the past.



     The program is for the benefit only of participating agencies and no individual producers who are employees or principals of these participating agencies may participate in the program.



  Procedures for Making Purchases



     Purchases can be made under the program on each date designated as a purchase date. You should read "1999 Terms" for this year's purchase date and its terms. Any future purchase dates, if any, will be described in supplemental documents called "prospectus supplements" that will describe the terms of purchases under the program for future years.



     If you are eligible, we will send you an election form, each year in January or early February at the time that you review your earned incentive cash compensation statement with a Chubb manager. To make a purchase under the program, simply complete your election form, indicating the amount of common stock you wish to purchase, if any, and return it to First NBD Investment Services, Inc. ("First NBD") on or before the purchase date at the address indicated on the election form.



     To participate in the program, you must use at least $10,000 of your incentive cash compensation to purchase shares. You may choose to take all of your earned incentive cash compensation in our common stock or receive a combination of cash and stock.



  Terms of Purchases



     We are offering our common stock under the program on the purchase dates, at the purchase prices and having the terms and conditions, including transfer restrictions, established by the committee appointed by the Chairman of our Board of Directors to govern the program.



     You should read "1999 Terms" for a description of the specific terms for 1999.

     During any period of time when your shares are restricted, your shares will be registered in your agency name and held in an account in your agency name at First Chicago Trust Company of New York ("First Chicago"). However, you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of your shares. At the end of the restricted period, you may leave your shares in your First Chicago account, ask First Chicago to send share certificates to you or ask First Chicago to sell or transfer the shares on your behalf.



     There is no risk of forfeiture during the restricted period.



PROGRAM TERMS FOR 1999



Purchase date.........................     February   , 1999



Purchase price........................     The average of the high and low
                                           prices of our common stock listed on
                                           the NYSE on February   , 1999, less a
                                           discount of 20%.



Transfer restrictions.................     Shares purchased on February   , 1999
                                           can not be sold, transferred,
                                           pledged, assigned or otherwise
                                           disposed of for two years from
                                           February   , 1999.

                             THE CHUBB CORPORATION



     Chubb was organized in 1967 as a New Jersey corporation. We are a holding company with subsidiaries primarily engaged in the property and casualty insurance business. We trace our history back to the formation in 1882 of Chubb & Son, an underwriter and manager of insurance companies, and the founding in 1901 of our principal property and casualty insurance subsidiary, Federal Insurance Company. Since our founding as a specialized manager of marine insurance, our property and casualty business has expanded to include most forms of property and casualty coverages. Our property and casualty insurance subsidiaries provide insurance coverages principally in the United States, Canada, Europe and parts of Australia, Latin America and the Far East. We employed approximately 11,000 persons worldwide on December 31, 1997.


     Because we are a holding company, we rely on our subsidiaries for cash to pay our debts and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, may restrict how much money our subsidiaries may distribute to us.


                                USE OF PROCEEDS



     We will not receive any cash proceeds from the offering and sale of shares under the program. To the extent we issue shares of common stock instead of paying cash owed to participants, we will use the retained cash for general corporate purposes.



                                  THE PROGRAM



GENERAL



     Our Board of Directors authorized the adoption of The Chubb Producer Stock Incentive Program (1998) to motivate persons performing independent insurance agency or brokerage services for us by enabling them to participate in our long-term growth and financial success. The program was adopted on November 10, 1998.



     Our program allows agencies that meet certain incentive compensation goals and that are selected for participation to purchase shares of our common stock using their commissions earned yearly under the Contingent Commission Point Program and The Profit Sharing Program as well as under our other cash incentive award arrangements.



PARTICIPATION IN THE PROGRAM



  Eligibility



     Each agency that has an incentive cash commission contract directly with us to promote and sell our personal and/or commercial lines of insurance is eligible to purchase shares on a purchase date if it has:



          (1) earned $10,000 or more in incentive cash compensation for the calendar year preceding that purchase date; and



          (2) has also been selected for participation on that purchase date by the program committee.



     We will notify agencies of their eligibility by providing them with an election form as described below.



     Eligible agencies are under no obligation to participate in the program. If an eligible agency chooses not to participate, it will receive its earned incentive cash compensation in cash as it has in the past.



     The program is for the benefit only of the agencies and brokerages that have incentive contracts directly with us. No other persons can be direct or indirect beneficiaries or participants under the program. Any arrangements or undertakings entered into between an agency and that agency's producers establish rights and obligations solely between and among those parties and do not create any obligations on the part of Chubb or any of our affiliates, which shall have no liability thereunder.

  Procedures for Making Purchases



     Prior to each purchase date, First NBD will mail a copy of this prospectus and any applicable prospectus supplement to each potentially eligible agency. The prospectus and any prospectus supplement will describe the price, purchase date, transfer restrictions and any other terms and conditions for purchases of shares on each purchase date. Then, in January or early February of the year of the purchase date, when our managers review earned incentive cash compensation statements with agencies, we will provide each eligible agency with an election form.



     Purchases can be made under the program on each date described as a purchase date in the prospectus and any prospectus supplement. The election form will allow you to decide how much of your incentive cash commission you want in common stock and how much you want in cash. To purchase shares under the program on a purchase date, simply complete the election form, indicating the amount of common stock you wish to purchase, and return it to First NBD on or prior to the purchase date.



     To participate in the program in any year, you must spend at least $10,000 of your incentive cash compensation to purchase shares under the program. You may take all or part of your earned incentive cash compensation in our common stock. However, we will not issue fractional shares under any circumstances. Any portion of the amount not applied to the purchase of whole shares will be paid in cash directly to the participating agency.



     The election forms should be mailed to:


          First NBD Investment Services, Inc., Administrator
        c/o Chubb Agency Services
        P.O. Box 1615, 15 Mountain View Road
        Warren, N.J. 07061-1615
        or Faxed to 908-903-3826


     All other correspondence relating to the program should include the name, address, and taxpayer identification number of the prospective participant and be mailed or faxed to First NBD at the above address.



TERMS OF PURCHASE



     We are offering our common stock under the program on the purchase dates, at the purchase prices and subject to the terms and conditions, including restrictions or limitations on the transferability on the shares, established by the program committee, and in each case as described in the prospectus and any prospectus supplement.



     You should read "1999 Terms" for a description of the specific terms for 1999.



     The program committee has broad discretion as to the specific terms and conditions of the transfer restrictions, including but not limited to, the effect on such restrictions on the death, retirement or disability of a participant and the effect, if any, of a change in our control.



     During any period of time when your shares are restricted, your shares will be registered in your agency name and held in book entry form by First Chicago and you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of your shares. During any period of time when your shares are restricted, you will bear the risk of loss and realize the benefits of any gain from market price changes for any shares you purchased under the program. At the end of the restricted period, you may keep the shares in your First Chicago account or ask First Chicago to sell or transfer the share on your behalf. You will be able to vote your shares during this period. You will own any shares you purchase as of the purchase date and there is no risk of forfeiture of your shares during the restricted period.

SHARES AVAILABLE UNDER THE PROGRAM



     The maximum number of shares of common stock issuable under the program is 1,000,000. These shares may be made available from our authorized but unissued shares or from treasury stock, including shares purchased by us in the open market. In the event that the program committee shall determine that:



     - any stock dividend,



     - extraordinary cash dividend,



     - recapitalization,



     - reorganization,



     - merger,



     - consolidation,



     - split-up,



     - spin-off,



     - combination,



     - exchange of shares,



     - warrants,



     - or rights offering to purchase our common stock at a price substantially below fair market value,



     - or other similar corporate event,



affects the common stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the program, then the program committee may, in its sole discretion, and in any manner that the program committee may deem equitable, adjust any or all of the number and kind of shares which may be sold under the program.



DIVIDENDS; DIVIDEND REINVESTMENT



     We pay dividends, as and when declared by our Board of Directors, to the record holders of shares of our common stock. As the record holder of shares of common stock purchased under the program, a participating agency will receive dividends, if any, in cash for all shares registered in that agency's name on the record date.



     Any dividend payable in common stock or any split shares distributed by us on shares purchased under the program and registered in the name of a participating agency will be deposited in the participant's First Chicago account. Any shares received as the result of a stock split will be subject to the same restrictions on transfer as the shares purchased under the program. Shares received as dividends will not be subject to any transfer restrictions.



     Participants in the program also will be eligible to participate in our Dividend Reinvestment Plan on the terms and conditions of that plan, if they so desire. If you elect to participate in the Dividend Reinvestment Plan, you will be entitled to reinvest your dividends to purchase additional shares of common stock. The transfer restrictions applicable to shares purchased under the program will not apply to any common stock purchased under the Dividend Reinvestment Plan. Information about the Dividend Reinvestment Plan can be obtained from us or First Chicago.



OTHER SHAREHOLDER RIGHTS; INFORMATION REPORTING



     If we have a rights offering, agencies will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of the participating agency will be mailed directly to that participant in the same manner as to shareholders not participating in the program. See "Description of the Capital
Stock -- Shareholders Rights Plan" for information relating to the Shareholder Rights Plan.



     Each participant will receive our annual and any other periodic or quarterly reports issued to stockholders, notices of shareholder meetings and proxy statements and Internal Revenue Service information for reporting dividends paid.

     A participant will be entitled to vote the shares of common stock purchased under the program and registered in such participant's name on a record date for a meeting of shareholders. A participant may vote in person or by proxy at any meeting.



THE PROGRAM COMMITTEE



     The terms of the program were established by a committee appointed by the Chairman of our Board of Directors. The program committee may amend, suspend, discontinue or terminate the program or any portion of it at any time and for any reason, including the need to register or qualify shares of common stock issuable under the program upon any securities exchange or under any state or federal law; provided that no amendment shall be made without the approval of our Board of Directors, if such amendment increases the number of shares of common stock available under the program. The program committee has the sole authority to interpret the terms and provisions of the program.



     The program committee has the sole discretion to select agencies from those that have earned $10,000 in cash commissions for participation in the program on each purchase date and for setting the terms for purchases on each purchase date.



     Telephone inquiries regarding the terms of the program or the amount of an agency's incentive cash compensation should be directed to the program committee at (908) 903-2211.



ADMINISTRATION OF THE PROGRAM; TRANSFER AGENT



     First NBD administers the program. In the event that First NBD shall resign or otherwise cease to act as administrator, we will make other arrangements as we deem appropriate for the administration of the program.



     First Chicago Trust Company of New York, an affiliate of First NBD, serves as transfer agent and registrar for our common stock and also as agent for participants in our Dividend Reinvestment Plan.



     All costs of administering the program will be paid by us. Participants can purchase our common stock without the payment of any brokerage commission or other charges.



FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING SHARES UNDER THE PROGRAM



     The difference between the fair market value of the total number of shares of common stock received on the date of purchase and the amount paid by a participant constitutes ordinary income to the participant and will be recognized by the participant at the time of purchase. Under the 1999 terms, for example, if your incentive compensation earned in 1998 is $15,000 and if you elect to spend $10,000 of your earned incentive cash compensation to purchase common stock and to receive $5,000 in cash, you would receive $12,500 worth of common stock and $5,000 in cash. You would pay tax on the full $17,500, not just on the $15,000 of earned incentive cash compensation for the calendar year received. We believe that no income tax consequences will arise to the participants as a result of our payment of the costs of administration of the program. Except as described in this document, we believe there are no other federal income tax consequences to a participant resulting from purchases under the program. Chubb or any of our affiliates will be allowed a deduction, equal to the amount of ordinary income recognized by the participant, in the tax year in which the participant includes the income. In certain circumstances, backup tax withholding will be required.



     The tax basis of any shares acquired pursuant to the program will be their fair market value on the date the shares were purchased and the holding period applicable to the shares will commence on the day following the purchase date.



     A participant will have dividend income upon the receipt of any dividends, whether or not reinvested through the Dividend Reinvestment Plan. A participant will recognize gain or loss upon that participant's sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sales price of the shares and the participant's tax basis in the shares.



     The program is not qualified under Section 401(a) of the U.S. Internal Revenue Code and is not subject to ERISA.

     EACH PARTICIPANT IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM.



                                   1999 TERMS



PURCHASE DATE



     The purchase date to acquire shares in 1999 is February   , 1999.



PURCHASE PRICE



     On February   , 1999, the purchase price for a share of common stock
offered under the program is the average of the high and low prices of our
common stock quoted on the New York Stock Exchange on February   , 1999, less a
20% discount.



RESTRICTED PERIOD



     The shares purchased under the program on February   , 1999 will be
restricted for two years starting on February   , 1999. During this time, the
shares cannot be sold, transferred, pledged, assigned or disposed of in any other way.



     There are no other terms, conditions or limitations on the shares to be purchased under the program.


                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL


     The authorized capital stock of Chubb consists of 600,000,000 shares of common stock, $1.00 par value per share, and 4,000,000 shares of preferred stock, $1.00 par value. As of November 30, 1998, there were issued 175,990,090 shares of common stock, of which 13,198,981 were treasury shares and 162,791,109 were outstanding, and Chubb had no preferred stock issued or outstanding.



     The following is a description of all of the material terms of our capital stock.


COMMON STOCK


     The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our Board of Directors. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders, and the right to our net assets in liquidation after payment of any amounts due to creditors and in respect of our preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of our common stock are, and the shares of common stock issued hereunder will be, fully paid and nonassessable.

     Under New Jersey law and our Restated Certificate of Incorporation, as amended (the "Charter"), the affirmative vote of two-thirds of the votes cast is required for shareholder approval of any merger or any plan of consolidation as well as for any sale, lease, exchange or other disposition of all, or substantially all, of the assets of Chubb, if not in the usual and regular course of its business, and for any liquidation or dissolution of Chubb or amendment of the Charter. All other shareholder action is decided by a majority of the votes cast at a meeting of shareholders.



     Our by-laws provide that the annual meeting of shareholders shall be held on such day in the month of April of each year as is designated by the Board of Directors and as stated in a written notice, which notice is mailed or delivered to each shareholder at least ten days prior to any shareholder meeting. The Charter and the by-laws provide that shareholder meetings may be held in the State of New Jersey or in the City of New York, State of New York, at such place therein as may from time to time be designated by the Board of Directors.


     The Charter further provides that the Board of Directors has the power, except as provided by statute, in its discretion, to use or apply any funds of Chubb lawfully available therefor for the purchase or acquisition of shares of the capital stock or bonds or other securities of Chubb, in the market or otherwise, at such price as may be fixed by the Board, and to such extent and in such manner and for such purposes and upon such terms as the Board may deem expedient and as may be permitted by law.


     The transfer agent and registrar for our common stock is First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500.


PREFERRED STOCK


     Under the Charter, we are authorized to issue up to 4,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as are stated in the Charter and any amendment thereto establishing such series adopted by our Board of Directors.



     Shares of our preferred stock may be issued in one or more series and the shares of all series will rank pari passu and be identical in all respects, except that with respect to each series the Board of Directors may fix, among other things;



     - the rate of dividends payable thereon;



     - the time and prices of redemption;



     - the amount payable upon voluntary liquidation;



     - the retirement or sinking fund, if any;



     - the conversion rights, if any;



     - the voting rights, if any, in addition to the voting right described below;



     - the restrictions, if any, upon creation of indebtedness of Chubb, or any subsidiary thereof, or the issuance of stock ranking on a parity with or senior to the shares of Preferred Stock either as to dividends or upon liquidation;



     - the restrictions, if any, on the payment of dividends upon, or on the acquisition of, the common stock or upon any other class or classes of stock of Chubb (other than preferred stock) ranking on a parity with or junior to the shares of preferred stock either as to dividends or upon liquidation;



     - and the number of shares to comprise such series.



     Each series of preferred stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of assets of Chubb is made on our common stock. Shares of preferred stock that have been issued and reacquired in any manner by us (including shares redeemed, shares purchased and retired and shares that have been converted into shares of another series or class) may be reissued as part of the same or another series of preferred stock. In accordance with the foregoing, the 4,000,000 authorized but unissued shares of preferred stock may be issued pursuant to resolution of the Board of Directors without the vote of the holders of any of our capital stock.


SHAREHOLDERS RIGHTS PLAN


     We have a Shareholder Rights Plan under which each shareholder has one-quarter of a right for each share of our common stock held. Each right entitles the registered holder to purchase from Chubb a unit consisting of one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share, at a purchase price of $225 per unit. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The description and terms of the rights are set forth in the Rights Agreement between Chubb and First Chicago Trust Company of New York, as rights agent (the "Rights Agreement").



     The rights are attached to all outstanding shares of our common stock and trade with our common stock until the rights become exercisable, and no separate rights certificates will be distributed. The rights will separate from our common stock and a distribution date will occur upon the earlier of:



        (i) 10 days following the stock acquisition date of any public announcement that a person or group of affiliated or associated persons, as called the acquiring person, has acquired beneficial ownership of 25% or more of the outstanding shares of our common stock, or



        (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.



     Until the distribution date or earlier redemption or expiration of the rights:



        (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates,



        (ii) new common stock certificates issued after June 12, 1989 will contain a notation incorporating the Rights Agreement by reference, and



        (iii) the surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.



     The Rights are not exercisable until the distribution date and will expire at the close of business on June 12, 1999 unless previously redeemed by Chubb as described below.



     As soon as practicable after the distribution date, right certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter the separate right certificates alone will represent the rights. Except as otherwise determined by the Board of Directors, only shares of our common stock issued prior to the distribution date will be issued with rights.



     In the event that any person becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by an acquiring person which will thereafter be void and will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:



        (i) we are acquired in a merger or other business combination transaction, or



        (ii) 50% or more of our assets or earning power is sold, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph are referred to as "triggering events".



     The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

        (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock,



        (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or



        (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.



     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.



     The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the Board of Directors at any time until the tenth day after the stock acquisition date or such later date as a majority of the continuing directors then in office may determine. Under certain circumstances described in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the continuing directors.



     Immediately upon the action of the Board of Directors ordering redemption of the rights, with, where required, the concurrence of a majority of the continuing directors, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.



     The term "continuing director" means any member of the Board of Directors who was a member of the Board prior to the time the acquiring person becomes one, and any person who is subsequently elected to the Board if that person is recommended or approved by a majority of the continuing directors. Continuing directors do not include an acquiring person, or an affiliate or associate of an acquiring person, or any representative of the foregoing entities.



     Until a right is exercised, the holder will have no rights as a shareholder of Chubb beyond those as an existing shareholder, including the right to vote or to receive dividends. As long as the rights are attached to our common stock, we will issue one-quarter of a right with each new share of our common stock issued.


                              PLAN OF DISTRIBUTION


     The shares of common stock registered hereby will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of common stock registered hereby will be offered by us and our affiliates through First NBD to eligible agencies.



                                           PRICE TO                                        PROCEEDS TO
                                            PUBLIC                COMMISSIONS                CHUBB(2)
-------------------------------------------------------------------------------------------------------------
Per share.........................     See footnote(1)                None                     100%
-------------------------------------------------------------------------------------------------------------
Total.............................     See footnote(1)               - 0 -                     100%
-------------------------------------------------------------------------------------------------------------



(1) In 1999, common stock is offered to participants in the program at a discount of 20% from the average of the high and low sales prices quoted on
    the New York Stock Exchange on February   , 1999. The last sale price of the
    common stock quoted on the New York Stock Exchange on             , 1999 was
    $     .


(2) Before deducting estimated expenses payable by Chubb of $165,000.00.

                                       EXPERTS


     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K and the financial statement schedules included in it for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports dated February 20, 1998 and March 25, 1998, included or incorporated therein and are incorporated in this prospectus by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be incorporated in this prospectus by reference in reliance upon that reports and upon the authority of Ernst & Young LLP as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Chubb by Davis Polk & Wardwell, New York, New York and Shanley & Fisher, P.C., Morristown, New Jersey


                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:



          (i) Annual Report on Form 10-K for the year ended December 31, 1997;



          (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;



          (iii) Report on Form 8-K dated December 17, 1998; and



          (iv) The description of our common stock contained in our most recent Securities Exchange Act registration statement, including any amendments to it which have been filed with the Commission.



     You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:



        The Chubb Corporation


        15 Mountain View Road


        P.O. Box 1615


        Warren, New Jersey 70761-1615


        Attention: Corporate Secretary


        (908) 903-3576



     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Any statement contained in this prospectus, a prospectus supplement or in a document incorporated by reference herein shall be modified or superseded to the extent that another statement contained in any other document filed later that is also incorporated by reference herein, modifies or supersedes that statement. Those statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fees...........................................    $ 16,958.00
Costs of printing...........................................      70,000.00
Legal fees..................................................      60,000.00
Accounting fees.............................................      10,000.00
Blue sky fees and expenses..................................       7,000.00
Miscellaneous...............................................       1,042.00
                                                                -----------
          Total.............................................    $165,000.00
                                                                ===========

---------------
All amounts estimated except for registration fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 14A:3-5 of the New Jersey Business Corporation Act as to indemnification by the Registrant of officers and directors.

     Article XII of the Restated Certificate of Incorporation of Chubb reads as follows:

TWELFTH:

     SECTION A. A Director or Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such Director's or Officer's duty of loyalty to the Corporation or stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such Director or Officer of an improper personal benefit. The provisions of this section shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the foregoing provisions of this Section A nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a Director or Officer of the Corporation which exists at the time of such repeal or modification.

     SECTION B.

     1.  As used in this Section B:

          (a) "corporate agent" means any person who is or was a director, officer, or employee of the Corporation and any person who is or was a director, officer, trustee or employee of any other enterprise, serving, or continuing to serve, as such at the written request of the Corporation, signed by the Chairman or the President or pursuant to a resolution of the Board of Directors, or the legal representative of any such person;

          (b) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit, served by a corporate agent;

          (c) "expenses" means reasonable costs, disbursements and counsel fees;

          (d) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (e) "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, and shall include any proceeding as so defined existing at or before, and any proceedings relating to facts occurring or circumstances existing at or before, the adoption of this Section B.

     2. Each corporate agent shall be indemnified by the Corporation against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his having been such corporate agent to the fullest extent permitted by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred by this paragraph 2 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred in this paragraph 2 shall be a contract right.

     3. The Corporation may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his having been a corporate agent, whether or not the Corporation would have the power to indemnify him against such expenses and liabilities under applicable law as the same exists or may hereafter be amended or modified. The Corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation, whether or not such insurer does business with other insureds.

     The rights and authority conferred in this Section B shall not exclude any other right to which any person may be entitled under this Certificate of Incorporation, the By-Laws, any agreement, vote of stockholders or otherwise. No repeal or modification of the foregoing provisions of this Section B nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a corporate agent which exists at the time of such repeal or modification.

                                    -- -- --

     Chubb is insured against certain liabilities which it may incur by reason of Article XII of Chubb's Restated Certificate of Incorporation. In addition, Directors and Officers of Chubb are insured, at the expense of Chubb against certain liabilities which might arise out of their employment and not be subject to indemnification.


ITEM 16.  LIST OF EXHIBITS AND EXHIBIT INDEX



Exhibit 2.1   --   Election Form*
Exhibit 4.1   --   Restated Certificate of Incorporation of Chubb (incorporated herein by reference to Exhibit 3 to Chubb's Quarterly Report on Form 10-Q for the six months ended June 30, 1996)
Exhibit 4.2   --   Restated Bylaws of Chubb (incorporated herein by reference to Exhibit 1 to Chubb's Report on Form 8-K dated December 17
                   1998)
Exhibit 4.3   --   The Chubb Corporation Producer Stock Incentive Program
                   (1998)(included in the Prospectus)
Exhibit 5.1   --   Opinion of Shanley & Fisher, P.C. as to certain matters of
                   New Jersey law*
Exhibit 23.1  --   Consent of Ernst & Young LLP
Exhibit 23.2  --   Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)*
Exhibit 24.1  --   Powers of Attorney for the Directors of Chubb.*


---------------

* Previously filed


ITEM 17.  UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities registered hereby, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Chubb Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on the 13th day of January, 1999.


                                          THE CHUBB CORPORATION

                                          By /s/ GAIL E. DEVLIN
                                            ------------------------------------

                                            GAIL E. DEVLIN

                                            SENIOR VICE PRESIDENT

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as Directors and Officers of The Chubb Corporation and on the date indicated.


             SIGNATURE                                 TITLE                          DATE
             ---------                                 -----                          ----

                 *                      Chairman, Chief Executive Officer       January 13, 1999
------------------------------------    and Director
          (Dean R. O'Hare)

                 *                      Director                                January 13, 1999
------------------------------------
           (Zoe E. Baird)

                 *                      Director                                January 13, 1999
------------------------------------
           (John C. Beck)

                 *                      Director                                January 13, 1999
------------------------------------
         (Sheila P. Burke)

                 *                      Director                                January 13, 1999
------------------------------------
        (James J. Cash, Jr.)

                 *                      Director                                January 13, 1999
------------------------------------
         (Percy Chubb, III)

                 *                      Director                                January 13, 1999
------------------------------------
          (Joel J. Cohen)

                 *                      Director                                January 13, 1999
------------------------------------
        (James M. Cornelius)

                 *                      Director                                January 13, 1999
------------------------------------
          (David H. Hoag)

             SIGNATURE                                 TITLE                          DATE
             ---------                                 -----                          ----
                 *                      Director                                January 13, 1999
------------------------------------
        (Thomas C. MacAvoy)

                 *                      Director                                January 13, 1999
------------------------------------
         (Warren B. Rudman)

                 *                      Director                                January 13, 1999
------------------------------------
    (Sir David G. Scholey, CBE)

                 *                      Director                                January 13, 1999
------------------------------------
        (Raymond G.H. Seitz)

                 *                      Director                                January 13, 1999
------------------------------------
        (Lawrence M. Small)

                 *                      Director                                January 13, 1999
------------------------------------
         (Richard D. Wood)

                 *                      Director                                January 13, 1999
------------------------------------
        (James M. Zimmerman)

                 *                      Executive Vice President and Chief      January 13, 1999
------------------------------------    Financial Officer
          (David B. Kelso)

                 *                      Senior Vice President and Chief         January 13, 1999
------------------------------------    Accounting Officer
         (Henry B. Schram)

      *By /s/ HENRY G. GULICK
------------------------------------
         (Henry G. Gulick,
         attorney-in-fact)

                                  EXHIBIT LIST


EXHIBIT
-------
Exhibit 2.1   --   Election Form*
Exhibit 4.1   --   Restated Certificate of Incorporation of Chubb (incorporated herein by reference to Exhibit 3 to Chubb's Quarterly Report on Form 10-Q for the six months ended June 30, 1996)
Exhibit 4.2   --   Restated Bylaws of Chubb (incorporated herein by reference to Exhibit 1 to Chubb's Report on Form 8-K dated December
                   17, 1998)
Exhibit 4.3   --   The Chubb Corporation Producer Stock Incentive Program
                   (1998)(included in the Prospectus)
Exhibit 5.1   --   Opinion of Shanley & Fisher, P.C. as to certain matters of
                   New Jersey law*
Exhibit 23.1  --   Consent of Ernst & Young LLP
Exhibit 23.2  --   Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)*
Exhibit 24.1  --   Powers of Attorney for the Directors of Chubb*


---------------

* Previously filed